CERTIFICATE OF DESIGNATIONS

OF THE

SERIES  VV-DRCH MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

05/16/2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the  VV-DRCH Series (the “ VV-DRCH Series”) and the creation of the  VV-DRCH Interests (the “ VV-DRCH Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in May 2022 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the  VV-DRCH Series and the creation of the  VV-DRCH Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the  VV-DRCH Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such  VV-DRCH Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the  VV-DRCH Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such  VV-DRCH Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such  VV-DRCH Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-DRCH Interests

AUTHORIZED SHARES:	Minimum: 530 / Maximum: 583 Interests

SERIES ASSETS:
	Domaine de la Romanée-Conti Horizontal Collection
	Wine	Vintage	Bottles
	DRC Cuvee Duvault Blochet Vosne Romanee	2011	6
	DRC La Tache	2011	3
	DRC Richebourg	2011	1
	DRC Grands Echezeaux	2011	1

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-DRCH to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME:	Nick King
TITLE:	Managing Member